   EXHIBIT 5

   January 10, 1997


   AMP Incorporated
   470 Friendship Road
   Harrisburg, Pennsylvania  17111

   Re:      AMP Incorporated
            Registration Statement on Form S-3
            filed January 10, 1997
            (the "Registration Statement")

   Gentlemen:

   I am Associate General Legal Counsel of AMP Incorporated, a Pennsylvania corporation (the "Company"). This opinion is being furnished to you in connection with the above-referenced Registration Statement. I have examined the Restated Articles of Incorporation of the Company, its By-Laws, as amended, minutes of meetings of stockholders and directors and such other records and documents as I consider necessary for the purposes of rendering this opinion.

   In my opinion:

   The 995,608 shares of Common Stock of the Company covered by the Registration Statement have been legally issued and are fully paid and non-assessable.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus contained therein.


   Very truly yours,

   /s/ D.F. Henschel

   David F. Henschel
   Associate General Legal Counsel